SECOND AMENDMENT TO
SPARTON CORPORATION
2010 LONG-TERM INCENTIVE PLAN

Sparton Corporation (Corporation) has previously adopted the Sparton Corporation 2010
Long-Term Incentive Plan (Plan) for the benefit of those individuals selected to participate in the
Plan.

SECTION 1
RECITALS

1.1 Amendment. The Corporation has reserved the right to amend the Plan as provided in Section 10(A) of the Plan.

1.2 Summary. The Corporation desires to amend the Plan to allow for the deferral of the payment of certain awards or grants which would be considered deferred and performance based compensation under Section 409A of the Code.

1.3 Effective Date. Except as otherwise provided, this amendment shall be effective for awards or grants made or issued on or after September 1, 2014.

SECTION 2
AMENDMENTS TO PLAN

2.1    Definitions. Section 2 is hereby amended by the addition of the following new
Section 2(X) and the re-lettering of the provisions appearing in Section 2 accordingly.

X.    "Performance Based Compensation" means compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a Performance Period of at least twelve (12) consecutive months. Organizational or individual performance criteria shall be established by the Committee, in its sole discretion, in writing not later than ninety (90) days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. Performance Based Compensation shall not include any amounts or portion of any amount that will be paid regardless of performance or based on a level of performance that is substantially certain to be met at the time the criteria is established. Performance Based Compensation may be based on subjective performance criteria provided that the subjective criteria are bona fide and relate to the performance of the Award Recipient, a group of Award Recipients that includes the Award Recipient, or a business unit for which the Award Recipient provides services (which may include the entire organization) and the determination that any subjective performance criteria have been satisfied is not made by Award Recipient or a family member of the Award Recipient (as defined in Section 267(c)(4) of the Code, applied as if the family

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of an Award Recipient includes the spouse of member of the family), or a person under the effective control of the Award Recipient or such a family member, and no amount of the compensation of the person making such determination is effectively controlled, in whole or in part, the Award Recipient or such a family member.

2.2 Deferral of Award or Grant. Section 6(G)(6) of the Plan is amended by deleting
Section 6(G)(6) and substituting the following in its place.

6. Deferring Awards. Except as otherwise provided in Section 8, under no circumstances may an Award Recipient elect to defer, until a time or times later than the exercise of an Option or a Stock Appreciation Right or the settlement or distribution of Shares or cash in respect of other Awards, receipt of all or a portion of the Shares or cash subject to such Award, or dividends and dividend equivalents payable thereon.

2.3    Application of Code Section 409A. The first paragraph lead in to Section 8 is deleted and the following substituted in its place.

A. It is the intention of the Corporation that no Award shall be "deferred compensation" subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. If the Committee determines that an Award is subject to Section 409A of the Code, then the Award shall be paid or settled only upon the Award Recipient's death, Disability, Separation from Service, upon a Change of Control, upon such date(s) or pursuant to a schedule designated by the Committee, or pursuant to a deferral election made by an Award Recipient, as specified in the applicable Award Agreement, subject to the following provisions.

2.4 Deferral Election. Section 8 of the Plan is amended by the addition of the following
Section 8(A)(9) at the end thereof.

9. Deferral Elections. In the event that the Committee determines that an Award is deferred compensation subject to Section 409A of the Code and would be otherwise be considered Performance Based Compensation, then the Committee may, in its sole and absolute discretion, permit the Award Recipient to make an election to change the time, but not the form, of payment under the Award in accordance with this subsection and the terms contained in the Award.

(a) Where the Award Recipient obtains a right to an Award subject to this subsection, any election to deferred must be made no later than six (6) months before the end of the Performance Period, provided that the Award Recipient perform services continuously from the later of the beginning of the Performance

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Period or the date the performance criteria are established, through the date the Award Recipient makes the election and no election can be made after the compensation has become readily ascertainable.

(b) Any deferral election shall be irrevocable once made and shall be made on such forms as the Committee deems necessary.

SECTION 3
REAFFIRMATION OF PLAN

3.1 Affirmation of Plan. The Plan, as amended, is reaffirmed in all respects.

SECTION 4
EXECUTION

This Amendment is signed on the date indicated below but effective as provided in Section 1.3.

Sparton Corporation

By:     /s/ Larry Brand
Larry Brand
Its: Vice President
Dated:     As of August 20, 2014

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